Exhibit 10(y)

December 23, 2019 Equity Grant Agreement
GE 2007 Long-Term Incentive Plan

GE Performance Stock Unit Grant Agreement For David Joyce (“Grantee”)

Grant Date	PSUs Granted	Restriction Lapse Dates
December 23, 2019	1,500,000	December 31, 2020 (with respect to 50% of the PSUs) and December 31, 2021 (with respect to 50% of the PSUs), subject to the terms and conditions set forth below.

Performance Stock Unit Grant Agreement - terms & conditions

1.
Grant. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted the above number of Performance Stock Units (“PSUs”) to the individual named in this grant agreement (“Grantee”). Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”), and (ii) cash payments based on dividends paid to shareholders of such stock, for each PSU for which the restrictions set forth in paragraph 3 (including subparagraph 3.1) lapse in accordance with their terms as set forth in this Grant Agreement, the GE 2007 Long-Term Incentive Plan (“Plan”) and any rules or procedures adopted by the Committee.

2.
Dividend Equivalents.  Until such time as the following restrictions lapse, or the PSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest). Such amount shall be paid with respect to each share on the same date that such share is delivered as set forth in paragraph 4. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled

(or adjusted below target) will not be paid and are immediately forfeited upon cancellation of the PSUs.

3.
Restrictions/Performance Goals.  On each Restriction Lapse Date, the requirement to remain continuously employed by the Company and its Affiliates (as defined below) shall lapse with respect to 50% of the total number of PSUs specified in this Grant Agreement, as further subject to and adjusted based on performance as set forth in subparagraph 3.1 (“Adjusted PSUs”).  PSUs for which the requirement to remain employed has not lapsed shall be immediately cancelled upon termination of employment, except as follows:

a.
Employment Termination Due to Death or Disability.  If the Grantee’s employment with the Company and its Affiliates (as defined below) terminates as a result of the Grantee’s death or disability, then a pro-rata portion of each PSU shall lapse as if the target described in subparagraph 3.1 were met. The pro-rata portion of each PSU shall be based upon the number of days employed during the relevant service period for such PSU, as described in subparagraph 3.1. Each such PSU will be paid to the Grantee’s estate (in the event of death) or Grantee (in the event of disability) within 30 days following the Grantee’s death or disability. For this purpose, “disability” means the inability to perform any job for which the Grantee is reasonably suited by means of education, training or experience.

b.
Voluntary Termination or Termination for Cause. If the Grantee's employment with the Company and its Affiliates (as defined below) is voluntarily terminated by the Grantee (and is not due to disability under subparagraph 3(a) above) or is involuntarily terminated by the Company and its Affiliates (as defined below) for cause, then all remaining PSUs for which the requirement to remain employed has not lapsed shall be immediately cancelled. For this purpose, “cause” shall be determined by the Company in its sole discretion, and may include a violation of a Company policy and/or code of conduct.

c.
Termination Due to Other Reasons.  If the Grantee’s employment with the Company and its Affiliates (as defined below) terminates for any other reason, and the Grantee and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the PSUs for which the requirement to remain employed has not lapsed shall be immediately cancelled.

d.
Affiliate.  For purposes of this Grant Agreement, “Affiliate” shall have the meaning set forth in the Plan. That is, an “Affiliate” shall mean (i) any entity that, directly or indirectly, is owned 50% or more by the Company and thereby deemed under its control and (ii) any entity in which the Company has a significant equity interest as determined by the Committee. Transfer of employment among the Company and its Affiliates is not a termination of employment for purposes of this Grant.

e.	Vesting. The Committee or its delegates may modify the vesting of any PSUs in its discretion, consistent with applicable law.

3.1 Performance Goals and Adjustment. Adjusted PSUs shall be the number of PSUs that become eligible for each lapse of restrictions, subject to paragraph 3, contingent on achievement of the following goals:

a.	40% of the PSUs (600,000) shall be contingent and adjusted based on achievement of the following goals for the March 19, 2019 to December 31, 2021 performance period:

i.
If the Company’s Total Shareowner Percentage Return (“TSR”) is equal to the 55th percentile (“target”) of the Total Shareowner Percentage Return for companies in the S&P 500 (“S&P 500 TSR”), then 100% of such PSUs shall be eligible for the lapse of restrictions.

ii.
If the Company TSR is equal to the 35th percentile (“threshold”) of the S&P 500 TSR, then one-quarter (25%) of such PSUs shall be eligible for the lapse of restrictions. All such PSUs shall be cancelled if Company TSR is less than Threshold performance.

iii.	If the Company TSR is equal to or exceeds the 80th percentile (“maximum”) of the S&P 500 TSR, then such PSUs to be eligible for the lapse of restrictions shall be adjusted upward by 75% (175%).

iv.
In the event that the Grantee remains employed with the Company through December 31, 2020, he shall be eligible for 25% of the PSUs granted pursuant to this Section 3.1(a) (i.e., 150,000 PSUs at target), subject to determination by the Committee of the satisfaction of the performance conditions mentioned above; if the Grantee remains employed with the Company through December 31, 2021, he shall be eligible for the remaining 75% of the PSUs granted pursuant to this Section 3.1(a) (i.e., an additional 450,000 PSUs at target), subject to determination by the Committee of the satisfaction of the performance conditions mentioned above. In each case, determination of the satisfaction of the performance conditions is expected to occur at the Committee’s first regularly scheduled meeting after December 31, 2021.

b.	60% of the PSUs (900,000) shall be contingent and adjusted based on achievement of the goals for the Aviation business under the Company’s Annual Executive Incentive Plan (“AEIP”) as follows:

i.
The adjustment for one-third of such PSUs (300,000) shall correspond to the actual funding percentage (as may be adjusted by the Committee under the terms of the AEIP), for Aviation’s AEIP bonus pool for January 1, 2019 to December 31, 2019.

ii.
The adjustment for one-third of such PSUs (300,000) shall correspond to the actual funding percentage (as may be adjusted by the Committee under the terms of the AEIP), for Aviation’s AEIP bonus pool for January 1, 2020 to December 31, 2020.

iii.
The adjustment for one-third of such PSUs (300,000) shall correspond to the actual funding percentage (as may be adjusted by the Committee under the terms of the AEIP), for Aviation’s AEIP bonus pool for January 1, 2021 to December 31, 2021.

iv.
In the event that the Grantee remains employed with the Company through December 31, 2020, he shall be eligible for the PSUs granted pursuant to Sections 3.1(b)(i) and (ii) above, subject to determination of the satisfaction of the performance conditions mentioned above by the Committee. In the event that the Grantee remains employed with the Company through December 31, 2021, he shall be eligible for the PSUs granted pursuant to Section 3.1(b)(iii) above, subject to determination of the satisfaction of the performance conditions mentioned above by the Committee.

Adjustment based on TSR performance shall reflect a proportional percentage of such PSUs for performance between threshold and target, and for performance between target and maximum, determined based upon linear interpolation. Measurement of TSR and calculation of Aviation’s AEIP funding percentages shall be determined solely by the Committee, in accordance with the customary accounting and financial reporting practices used by the Company for external reporting, and shall include adjustment for any recapitalization, split-up, spinoff, reorganization, restructuring or other similar corporate transaction as determined by the Committee to prevent dilution or enlargement of benefits or potential benefits intended from the PSUs. PSUs for which restrictions do not lapse in accordance with this paragraph shall be immediately cancelled.

4.
Delivery and Withholding Tax.  Except in the event of death or disability as described in subparagraph 3(a), as soon as practicable following the applicable Restriction Lapse Date, but in no event later than March 15, 2021, with respect to the PSUs described in Sections 3.1(b)(i) and (ii), and no later than March 15, 2022 with respect to the other PSUs described in this Grant Agreement, the Company shall deliver such number shares of GE common stock underlying the Adjusted PSUs for which restrictions have lapsed in accordance with the terms in paragraphs 3 and 3.1, to the Grantee electronically through the Grantee’s brokerage account or in another manner determined by the Company; provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares. Further, the Grantee shall pay to or reimburse the Company, through the broker selected by the Company, for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to deliver such shares.

5.
Alteration/Termination.  Under the express terms of this Grant Agreement, the Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee. Furthermore, the PSUs provided under this Grant Agreement shall be subject to the Company’s policy with respect to the compensation recoupment, in effect as of the date of this Grant Agreement and as amended from time to time.  Also, the PSUs shall be null and void to the extent the grant of PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Grantee.

6.
Plan Terms.  All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference.

In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

7.
Section 409A. This Grant Agreement shall be construed and administered consistently with the intent that the PSUs described herein be exempt from the requirements of Section 409A of the Code (“Section 409A”) and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). To the extent such laws apply, the Grant Agreement shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder. Consistent therewith, where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Employer in its sole discretion.

8.
Entire Agreement.  This Grant Agreement, the Plan, and any rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.